Exhibit 10.40
FIRST AMENDMENT TO THE
BEARINGPOINT, INC.
MANAGING DIRECTOR DEFERRED COMPENSATION PLAN
          WHEREAS, BearingPoint, Inc. (the “Company”) maintains the BearingPoint, Inc. Managing Director Deferred Compensation Plan, originally effective as of January 1, 2005 and as amended and restated effective January 1, 2006 (the “Plan”); and
          WHEREAS, the Company, by action of the Compensation Committee of the Board of Directors, pursuant to the authority granted under Section 9.2 of the Plan, authorized the amendment of the Plan as set forth in this First Amendment; and
          WHEREAS, the Compensation Committee also directed the appropriate officers of the Company to revise the Plan to reflect the action of the Compensation Committee.
          NOW, THEREFORE, the Plan is amended as follows effective December 31, 2008:
          1. Section 5.3 of the Plan is amended by the addition of subsection (c) to read as follows:
“(c) Special Transition Election in 2008. Notwithstanding any provision of the Plan to the contrary, on or before December 31, 2008 and in accordance with the provisions of Internal Revenue Service Notice 2007-86, a Participant may make an irrevocable election to receive a single lump sum payment of his entire Account Balance, with payment to be made as soon as administratively possible following January 2, 2009, but in no event later than 90 days after such date.”
          2. In all respects not amended, the Plan is hereby ratified and confirmed.
     To reflect the implementation of this Amendment as set forth above, the Company has caused this document to be signed on this 19th day of November, 2008.

BEARINGPOINT, INC.

BY:	/s/ Ms. Jill Kanin-Lovers
Name:	Ms. Jill Kanin-Lovers
Title:	Chairperson, Compensation Committee